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                                                                 Exhibit 15

February 2, 1998

The Shareholders and Board of Directors
   American Express Company

We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of American Express Company (the "Company"), for the registration of 4,398,568 shares of its common stock, of our reports dated May 15, 1997, August 13, 1997 and November 14, 1997 relating to the unaudited consolidated interim financial statements of the Company which are included in its Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP
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Ernst & Young LLP
New York, New York